Exhibit 99.1

Contacts:	Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TRANSMONTAIGNE INC. RECEIVES PROPOSAL FROM MORGAN STANLEY

April 27, 2006

Immediate Release

Denver, Colorado —  TransMontaigne Inc. (NYSE: TMG) today announced that it has received a proposal from Morgan Stanley Capital Group Inc. to acquire the Company at a price of $10.50 per share, in cash, and otherwise on substantially the same terms as the Company’s pending sale to an affiliate of SemGroup, L.P.  Morgan Stanley’s proposal is subject only to (1) satisfactory review and approval of the disclosure schedule and other schedules and exhibits to the SemGroup merger agreement, (2) satisfactory completion of confirmatory due diligence, which Morgan Stanley is prepared to commence immediately and which they believe can be completed, with our cooperation, in five days, and (3) execution of a definitive merger agreement.  A copy of Morgan Stanley’s proposal is filed as “Item 4.  Purpose of Transaction” in Amendment No. 2 to Schedule 13D filed by Morgan Stanley with the Securities and Exchange Commission on April 26, 2006.

The Company’s Board of Directors will meet as soon as possible to evaluate Morgan Stanley’s proposal to determine whether it currently constitutes, or may become, a superior proposal.  If the Company’s Board of Directors determines, in its sole judgment after consultation with its advisors, that the Morgan Stanley proposal currently constitutes, or may become, a superior proposal, then the Board of Directors will authorize management to commence negotiations with Morgan Stanley.

TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company’s principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) marketing and distribution, (iii) supply chain management services and (iv) managing the activities of TransMontaigne Partners L.P. (NYSE:TLP).  The Company’s customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products.  Corporate news and additional information about TransMontaigne Inc. is available on the Company’s web site: www.transmontaigne.com

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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